Exhibit 10.1(b)

April 5, 2010

Spansion Japan Limited

2, Takaku-Kogyodanchi

Aizuwakamatsu-shi

Fukushima 965-0060

Japan

Ladies and Gentlemen:

We refer to that certain Foundry Agreement (together with the schedules and exhibits attached thereto, the “Foundry Agreement”) dated February 2 , 2010, by and between Spansion LLC, having its principal place of business at 915 DeGuinne, Sunnyvale, California, USA (“Spansion LLC”) and Spansion Japan Limited, having its registered place of business at 2, Takaku-Kogyodanchi, Aizuwakamatsu-shi, Fukushima 965-0060, Japan (“Spansion Japan”). Capitalized terms used and not defined herein have the meanings assigned to them in the Foundry Agreement.

Spansion LLC and Spansion Japan hereby agree that, any provisions in the Foundry Agreement to the contrary notwithstanding, wafers provided by Spansion Japan to Spansion LLC during the period from January 9, 2010 through April 25, 2010, whether pursuant to the Foundry Agreement or the purchase order covering the period from January 9, 2010 through January 29, 2010, shall be invoiced upon delivery FCA Narita Airport and title with respect to such wafers will not transfer to Spansion LLC until such delivery has occurred. However, risk of loss and damage to such wafers shall pass to Spansion LLC on a fab-out basis in accordance with the Foundry Agreement.

Spansion LLC and Spansion Japan further agree that sort services during this period will be invoiced on a “per wafer” basis upon delivery of the sorted wafers FCA Narita Airport. Spansion Japan and Spansion LLC will “true-up” the total sort service fee so invoiced so that the net sort service fee for this period shall be the same as if calculated in accordance with the Foundry Agreement (which in no event shall be less than the minimum specified in the Foundry Agreement.

Except to the extent specifically varied hereby, the terms of the Foundry Agreement shall continue in full force and effect. For wafers and sort services provided pursuant to the Foundry Agreement from and after April 26, 2010, the delivery terms of the Foundry Agreement shall apply.

Please confirm your agreement and acceptance of the foregoing by executing this letter in the space provided below.

Sincerely,

Randy W. Furr
Authorized Signatory
Title: EVP & CFO

Agreed and Accepted by:

SPANSION JAPAN LIMITED

Masuo Taguchi
Authorized Signatory
Title: Trustee